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                                                                  EXHIBIT (a)(4)

                           OFFER TO PURCHASE FOR CASH
             ANY AND ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
             ANY AND ALL OUTSTANDING SHARES OF CLASS B COMMON STOCK
                                       OF
                            CENTRAL NEWSPAPERS, INC.
                                       AT
                  $64.00 NET PER SHARE OF CLASS A COMMON STOCK
                  $6.40 NET PER SHARE OF CLASS B COMMON STOCK
                                       BY
                       PACIFIC AND SOUTHERN INDIANA CORP.
                                A SUBSIDIARY OF
                               GANNETT CO., INC.

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON MONDAY, JULY 31, 2000 UNLESS THE OFFER IS EXTENDED.
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                                                     July 3, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     Pacific and Southern Indiana Corp., an Indiana corporation ("Purchaser") and a subsidiary of Gannett Co., Inc., a Delaware corporation ("Parent"), has commenced an offer to purchase any and all of the shares of Class A Common Stock, no par value (the "Class A Stock"), and any and all of the shares of Class B Common Stock, no par value, (the "Class B Stock" and, together with the Class A Stock, the "Company Stock") of Central Newspapers, Inc., an Indiana corporation (the "Company"), that are issued and outstanding, for $64.00 per share of Class A Stock and $6.40 per share of Class B Stock, in each case, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated July 3, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of Company Stock registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 45,815,000 SHARES OF CLASS B STOCK (SUBJECT TO ADJUSTMENT FOR STOCK SPLITS, STOCK DIVIDENDS RECAPITALIZATIONS AND SIMILAR EVENTS) (LESS ANY SHARES OF CLASS B STOCK OWNED BY PARENT OR PURCHASER OR ANY AFFILIATE OF PARENT OR PURCHASER ON THE DATE SUCH SHARES ARE PURCHASED PURSUANT TO THE OFFER) AND (II) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (OR ANY EXTENSION THEREOF).

     For your information and for forwarding to your clients for whom you hold shares of Company Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offer to Purchase, dated July 3, 2000;

          2. Letter of Transmittal for your use in accepting the Offer and tendering shares of Company Stock and for the information of your clients;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the shares of Company Stock and all other required documents are not immediately available or cannot be delivered to Norwest Bank Minnesota, N.A. (the "Depositary") prior to the Expiration Date (as defined in the Offer to
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     Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

          4. A letter to stockholders of the Company from Louis A. Weil III, Chairman, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

          5. A letter that may be sent to your clients for whose accounts you hold shares of Company Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JULY 31, 2000, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for shares of Company Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such shares of Company Stock (or a confirmation of a book-entry transfer of such shares of Company Stock into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other required documents.

     If holders of shares of Company Stock wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and Georgeson Shareholder Communications Inc. (the "Information Agent") (as described in the Offer to Purchase)) in connection with the solicitation of tenders of shares of Company Stock pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of shares of Company Stock to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover page of the Offer to Purchase. Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          PACIFIC AND SOUTHERN INDIANA CORP.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.